MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Asia Document Transition Inc., of our report dated October 15, 2007 on our audit of the financial statements of Asia Document Transition Inc. as of June 30, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception April 13, 2006 through June 30, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

November 14, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501